EXHIBIT 99.1


                                    CONTACT:    Tim McGurran
                                                Secure Computing Corp.
                                                (612) 628-2700
                                                tim_mcgurran@securecomputing.com

                                                Peter Stack
                                                Fleishman-Hillard, Inc.
                                                (212) 265-9150
                                                stackp@fleishman.com

SECURE COMPUTING CORPORATION ADOPTS SHARE RIGHTS PLAN

ST. PAUL, MN, JULY 24, 1997 -- The Board of Directors of Secure Computing Corporation (NASDAQ:SCUR), a leading provider of total network security solutions, today approved a shareholder rights plan.

Jeff Waxman, chairman and CEO, emphasized that he has no reason to believe anyone is considering a takeover of the company. "The Board believes that this plan is a prudent step for Secure as a successful, growing, publicly-traded company. The shareholder rights plan is intended to increase the likelihood that the Company's stockholders will realize the long-term value of their investment in Secure."

Under the plan:

         The Company will distribute as a dividend one right for each share of the Company's common stock outstanding on August 15, 1997. The Company will also distribute one right for each share of Secure Computing Canada Ltd. that is exchangeable for common stock of the Company. Each right will entitle its holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $50.00 subject to adjustment.

         The rights are exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's outstanding common stock (including exchangeable shares) or announces a tender or exchange offer which, if completed, would result in that person or group beneficially owning 15 percent or more of the Company's outstanding common stock (including exchangeable shares).

         The Company will be entitled to redeem the rights at $.001 per right, subject to adjustment, at any time prior to an acquisition by a person or group of 15 percent or more of the Company's outstanding common stock (including exchangeable shares) and -- unless there has been a change in control of the Company's Board -- during the 20-day period thereafter (subject to possible extension).

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         Following expiration of the redemption period, each right -- except those held by a 15 percent stockholder or its affiliates or associates, which become void -- would become exercisable for the Company's common stock having a market value equal to twice the right's exercise price (subject to possible adjustments) if a person or group has acquired beneficial ownership of 15 percent or more of the Company's outstanding common stock (including exchangeable shares).

A summary of the share rights plan will be distributed in August to all holders of record of the Company's common stock and exchangeable shares as of August 15, 1997.

Headquartered in St. Paul, MN, Secure Computing is one of the largest network security companies in the world. Secure Computing's services and comprehensive suite of interoperable products address every aspect of enterprise network security, including penetration testing, network security assessment, firewalls, Internet monitoring and filtering, identification, authentication, authorization and encryption technologies.

Secure Computing has more than 4,000 customers worldwide, ranging from small businessess to Fortune 500 companies to government agencies. For more information, please visit our Web site at www.securecomputing.com.

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